EXHIBIT 8.4(g)
Amendment to Participation Agreement
Dated as of June 26, 1998
     This Amendment to the Participation Agreement (“Agreement”) between DWS Variable Series I (formerly, Scudder Variable Life Investment Fund and Scudder Variable Series I) (the “Fund”) and Zurich American Life Insurance Company (formerly, Kemper Investors Life Insurance Company) (the “Company”) dated June 26, 1998 is effective this 11th day of April, 2011. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.
     WHEREAS, the Fund and the Company desire to distribute the prospectuses of the series within the Fund pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498”); and
     WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws.
     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:
1.	For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

2.	The Fund or its designee shall provide the Company, upon request, with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Fund provide the Company with Statutory Prospectuses.

3.	The Fund shall be responsible for compliance with Rule 498(e).

4.	The Fund represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply in all material respects with the requirements of Rule 498 applicable to the Fund and its series. The Fund further represents and warrants that it has appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

5.	The Fund agrees that the URL indicated on each Summary Prospectus will lead Company contract owners (“Contract Owners”) directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Fund and series’ documents required to be posted in compliance with Rule 498. To the extent that the web page is not available to Contract Owners for a period in excess of that provided for in the procedures required by Rule 498(e)(4), the Fund shall use its best efforts to immediately notify the Company of any interruptions in availability of this web page. The Fund agrees that the web landing page used for hosting Summary Prospectuses will not contain any marketing materials and that the landing page will contain Summary Prospectuses only for insurance product funds.
6.	The Fund represents and warrants that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving Contract Owner requests for additional Fund documents made directly to the Fund or one of their affiliates. The Fund further represents and warrants that any information obtained about Contract Owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

7.	The Company represents and warrants that it will be responsible for compliance with the provisions of 498(f)(1) involving requests for additional Fund documents made by Contract Owners directly to the Company or one of its affiliates.

8.	The Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses for which the Company is responsible will be done in compliance with Rule 498.

9.	At the Company’s request, the Fund will provide the Company with URLs to the current Fund and series’ documents for use with Company’s electronic delivery of Fund documents or on the Company’s website. The Fund will be responsible for ensuring the integrity of the URLs and for maintaining the Fund and series’ current documents on the website to which such URLs originally navigate.

10.	If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund will use its best efforts to provide the Company with at least 60 days’ advance notice of its intent.

11.	The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

12.	The parties agree that the Company is not required to distribute Summary Prospectuses to Contract Owners, but rather that the use of the Summary Prospectuses will be at the discretion of the Company. The Company agrees that it will give the Fund prompt and sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer as of the date first written above.

ZURICH AMERICAN LIFE INSURANCE COMPANY (formerly known as KEMPER INVESTORS LIFE INSURANCE COMPANY)
By:	/s/ Richard W. Grilli
Name and Title: Richard W. Grilli, Chief Operating Officer and Senior Vice President
Date: April 11, 2011

DWS VARIABLE SERIES I (formerly known as SCUDDER VARIABLE LIFE INVESTMENT FUND and SCUDDER VARIABLE SERIES I)
By:	/s/ Rita Rubin
Name and Title: Rita Rubin, Assistant Secretary
Date:

3